Exhibit 99.1

Science. Software. Success.

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

April 29, 2015

Simulations Plus Announces Quarterly Cash Dividend of $0.05 Per Share

LANCASTER, CA, April 29, 2015 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.05 per share to its shareholders. This cash dividend will be distributed on Monday, May 18, 2015, for shareholders of record as of Monday, May 11, 2015.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “This dividend declaration is a continuation of the Board’s plan to distribute a cash dividend of $0.05 per share per quarter. Of course, the board always has the discretion of discontinuing, increasing, or decreasing the dividend in accordance with the cash needs of the business.”

Mr. John Kneisel, chief financial officer of Simulations Plus, added: “Consolidated cash is about $7.2 million, consolidated accounts receivable is about $2.6 million, and consolidated accounts payable is about $100,000. This dividend distribution will use about $843,000.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus also recently acquired Cognigen Corporation of Buffalo, NY, adding to our offerings top-quality statistical modeling and simulation using clinical trial data, as well as more than doubling our staff from 30 to over 60, adding nearly 50% to revenues, and increasing earnings in the fiscal year that began September 1, 2014. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

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